Exhibit 99.1

Biofrontera Inc. Appoints George Jones as Chief Commercial Officer

Woburn, MA, August 11, 2025 – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company focused on the development and commercialization of photodynamic therapy (PDT), today announced the appointment of George Jones as Chief Commercial Officer (CCO), starting August 25, 2025. In this role, Mr. Jones will oversee the Company’s commercial functions, including sales, marketing, and market access. He will report directly to CEO Dr. Hermann Luebbert.

This strengthening of the Company’s management follows the recent announcement of an agreement to acquire all rights and assets related to Ameluz® and RhodoLED® for the US market, including the FDA approval and all patents, from its former parent company – Biofrontera AG. As announced, the Company will now pay a monthly Ameluz® royalty between 12% and 15%, as opposed to the previously effective transfer pricing model which required payment of 25% to 35% of the net sales price per tube depending on timing and indication. These changes will bring Biofrontera significantly closer to cash break-even.

Hiring a CCO in this transformational situation will further strengthen the Company’s unparalleled commercial and clinical efforts in the PDT field. Mr. Jones brings over 25 years of extensive commercial leadership experience within the specialty pharmaceutical and biotech sectors.

Mr. Jones’ career is marked by a demonstrated ability to build and lead commercial organizations. At Currax Pharmaceuticals, as Vice President Global Marketing and Commercial Operations and one of the earliest employees following the company’s restructuring, he was instrumental in the build out of the commercial organization, including supporting the establishment of the marketing department, sales force and training functions. He guided the young company through a period of rapid growth while simultaneously navigating the early stages of the global pandemic. While at Currax Mr. Jones also led the development of a first-in-market digital ecosystem, driving direct patient demand via social media linked to telemedicine.

Prior to Currax, at Pernix Therapeutics, Mr. Jones was promoted to Vice President of Sales and Marketing and implemented an efficient and focused sales strategy that supported rapid growth while lowering the cost structure. Earlier in his career, at Depomed, Inc. while a Senior Director of Marketing, his efforts supported the company’s inorganic growth strategy successfully leading the marketing integration and re-launch of five product acquisitions.

Most recently, Mr. Jones served as Chief Operating Officer at UpScriptHealth. He was appointed to drive change and support the evolution of the leading telehealth technology platform. Under his guidance, UpScriptHealth achieved substantial growth, including a more than threefold increase in partnership revenues. This experience underscores his expertise in leveraging innovative channels to enhance patient access to therapies.

“George’s proven track record of building high-performing teams, driving sustainable growth, and delivering patient-centric commercial solutions at mid-sized pharmaceutical companies makes him the ideal leader to accelerate Biofrontera’s continued growth,” said Dr. Hermann Luebbert. “His deep expertise in commercial leadership combined with modern approaches like digital marketing will be invaluable as we continue to expand Ameluz® in the PDT space, and George’s extensive market access experience will be instrumental for our continued commercial success.”

“I am thrilled to join Biofrontera at such an exciting time in its evolution,” said Mr. Jones. “The company’s commitment to breakthrough dermatology treatments and its focus on patient outcomes align closely with my passion for bringing innovative therapies to market. I look forward to working with our commercial organization and cross-functional partners to deliver value for patients, physicians, and stockholders.”

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company specializing in the development and treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED ® lamp series for PDT of AK, pre-cancerous skin lesions which may progress to invasive skin cancers. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and X.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities and the commercial success of its licensed products. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED and/or RhodoLED XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; whether the market opportunity for Ameluz® in combination with BF- RhodoLED and/or RhodoLED XL is consistent with the Company’s expectations; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com